Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the “Agreement”) made as of the Effective Date indicated below, by and among Howard Knaster, an individual whose address is 2321 Deer Creek Trail, Deerfield Beach, Florida 33442  (hereinafter referred to as "Executive"); US Health Benefits Group, Inc., a Florida corporation whose address is 555 SW 12th Avenue, Suite 107 & 120, Pompano Beach, FL 33076 (“USHBG”), US Healthcare Plans, Inc. (“USHCP”), On The Phone, Inc. (“OTP”) (USHBG, USHCP and OTP are hereinafter collectively referred to as the  “Company”) (hereinafter referred to as the “Company”) and The Amacore Group, Inc., a Delaware corporation whose address is 195 International Parkway, Suite 101, Lake Mary, FL 32746  (hereinafter referred to as "AGI").

RECITALS

WHEREAS, the Company and AGI desire to retain the services of Executive (a) to render Executive’s services to the Company as the Company’s Senior Vice President, on the terms and conditions as more particularly set forth herein and (b) to AGI as a Manager of AGI call centers, on the terms and conditions more particularly set forth herein; and

WHEREAS, Executive is agreeable to rendering such services to the Company and AGI on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and restrictions contained herein, and other valuable consideration, the receipt of which is hereby acknowledged, each of the Parties, their respective personal representatives, heirs, successors and assigns, intending to be legally bound hereby agree as follows:

SECTION 1: Incorporation of Recitals

(a)	Incorporation of Recitals. The above recitals are true and correct and are hereby incorporated herein by reference.

SECTION 2:  Employment Term, Duties and Acceptance.

(a)
Company hereby retains Executive as Company's Senior Vice President of Marketing for a period of three (3) years or such later date to which this Employment Agreement is otherwise extended or renewed by written instrument signed by both Parties, commencing on the date hereof (“Commencement Date”) (hereinafter referred to as the "Employment Period"), to render his services to Company upon the terms and conditions herein contained. As Company’s Senior Vice President, Executive shall be primarily responsible for the operation of the Company, report to and be responsible to AGI’s Chief Executive Officer, its’ President, and its’ Board of Directors.  As Company’s Senior Vice President, Executive will also serve as Senior Vice President of AGI’s USHBG division. Unless a new employment agreement is entered into by the parties, this Employment Agreement shall automatically be renewed for successive one (1) year periods unless either party notifies the other in writing no later than ninety (90) days prior to the expiration of the Employment Period that this Employment Agreement will terminate upon expiration of the Employment Period.

(b)
Executive hereby accepts the foregoing employment and agrees to render his services to the Company and AGI in such a manner as to reflect his best efforts and professional standards. In furtherance of Executive performing the duties assigned to him under this Agreement, AGI agrees, at its own cost, to provide Executive with the staff, products, and equipment reasonably requested by Executive so as to enable him to carry out such duties.

(c)
The Parties agree that Executive shall devote his full business time, attention and energies to the business of Company and shall not during the term of this Agreement enter into any other business activity that interferes with Executive’s duties and responsibilities for Company and AGI, unless approved in writing by Company and/or AGI. The foregoing notwithstanding, the Parties recognize and agree that Executive may engage in personal investments, other business activities and civic, charitable or religious activities which do not conflict with the business and affairs of AGI or Company or interfere with Executive's performance of his duties hereunder.

(d)
Executive shall also manage AGI call centers, whether now owned or controlled, by AGI, or whether acquired or controlled by AGI during the Term of this Agreement.  In this capacity, Executive shall have management and oversight responsibilities for overall call center performance, call center production, call center infrastructure and operations, call center quality control, center regulatory and legal compliance with telemarketing laws, call center staffing, call center technology, and call center financial modeling. Executive’s services shall be performed principally at Company headquarters in Broward County, Florida.  However, from time to time, Executive may also be required by his job responsibilities to travel on Company business, and Executive agrees to do so.  Executive shall not be required to relocate from the Broward County, Florida area.  Executive shall be indemnified for serving in any and all such capacities on a basis consistent with that provided by AGI or the Company to similarly situated executive officers of any subsidiaries of AGI.

(e)	Executive shall have no authority to contractually or financially bind AGI or the Company.

SECTION 3: Compensation

(a)
During the first annual term of this Agreement, Executive shall receive compensation of one hundred thousand dollars ($100,000.00) ( “Base Salary”).  This compensation may, at Executive's election, be accrued, in whole or in part. Executive’s compensation shall be payable in accordance with the general payroll practices of the Company as are from time to time, in effect, less such deductions or amounts as shall be required to be withheld by applicable law or regulation.  The Parties shall, one month before the conclusion of the first annual term, negotiate a revised base salary for the second annual term (“Second Year Base Salary”).  The amount of the Second Year Base Salary shall become effective once mutually approved in writing by Company, AGI, and Executive.  Should the Parties fail to reach agreement on a Second Year Base Salary, Executive may elect to maintain the Base Salary at the level of the first annual term together with an increase in accordance with the Consumer Price Index at the time of renewal for Broward County, or to terminate this Agreement.  The Parties shall, one month before the conclusion of the second annual term, negotiate a revised base salary for the second annual term (“Third Year Base Salary”).  The amount of the Third Year Base Salary shall become effective once mutually approved in writing by Company, AGI, and Executive.  Should the Parties fail to reach agreement on a Third Year Base Salary, Executive may elect to maintain the Base Salary at the level of the second annual term together with an increase in accordance with the Consumer Price Index at the time of renewal for Broward County, or to terminate this Agreement.

(b)
Unless Executive is otherwise covered during the Employment Period, the Company agrees on behalf of Executive to obtain and pay for the Company’s standard health insurance policy afforded other executives of AGI.

(c)
Executive shall be entitled to reasonable paid vacation time, sick leave and time to attend professional meetings comparable to that offered AGI executives in comparable positions.  For the purposes of this Agreement, reasonable vacation time shall be deemed to mean five (5) weeks.

(d)
Company shall promptly pay or reimburse Executive for reasonable professional expenses incurred in the performance of services under this Agreement during the Employment Period, upon presentation of expense statements, and subject to the Company’s expense reimbursement policies and procedures.  Vouchers or such other supporting documentation may reasonably be required.

(e)
During the Employment Period, Executive shall be entitled to such health insurance and other benefits, as may be provided to other comparable executives at AGI or Company, in accordance with the policies, programs and practices of AGI which are in effect from time to time after the effective date of this Agreement.

SECTION 4: Incentive Bonus

(a)
Incentive Bonus Generally.  In addition to the Base Salary, Executive shall also be eligible to receive performance incentive bonuses during Executive’s employment with AGI and the Company for sales made through AGI Call Centers and Company Call Centers (“Executive Call Centers”), Executive shall also be eligible to receive incentive bonuses for sales made through Sub-Producer Call Centers managed by Executive (“Executive Sub-Producer Call Centers”), as described below (“Incentive Bonus Compensation”).  The Parties acknowledge and agree that Executive shall only receive compensation for Executive Sub-Producer Call Centers listed on Exhibit A to this Agreement, which may be amended from time to time by the Parties.  All bonus compensation shall be subject to applicable payroll processes, withholdings, and employment taxes. The amount of Executive’s incentive bonuses will be determined by the measurable formulaic goals as more particularly set forth in this Section 4.  All Incentive Bonus payments owed and paid to Executive under this Section Four shall be paid to Executive during the first pay period of the month following their receipt by AGI or Company.  Where commissions are being paid to AGI or Company by a third party (“Third Party Commissions”), any attendant Incentive Bonus payments due Executive from the Third Party Commissions, as defined herein, shall be paid to Executive in proportion to, and in a manner commensurate with, the nature of the payments made to AGI or Company, which may vary by carrier and by product.

Illustration.  If, upon enrollment of a member or subscriber, “Insurance Carrier ABC” pays AGI or Company an advance commission of nine (9) months on a two hundred twenty dollar ($220.00) per month product, with twenty dollars ($20.00) in non-commissionable fees on the product per month, then Executive shall be entitled to two percent (2%) of one thousand eight hundred dollars ($1,800.00), or thirty six dollars ($36.00).

(b)
Insurance Carrier Products Sold Through Company.  Executive shall receive two percent (2%) of the Net Sales Price of insurance carrier product sales made through Executive Call Centers.  For the purposes of this Section, “Net Sales Price” shall mean the retail price of the insurance carrier products sold by Executive Call Centers, net of any cash refunds to members, charge backs, non-commissionable fees, and credits from preceding months.   Executive shall also be entitled to ten percent (10%) of all renewal income, including any renewal income received by AGI or Company from and after the thirteenth month of any policy, where applicable, and when paid to AGI or Company by any carrier for any product sales made through Executive Call Centers.  “Renewal Income” shall be further defined as any income paid to AGI or Company by an insurance carrier for members or subscribers enrolled through Executive Call Centers who renew with the insurance carrier.  Further, should an enrollment/application fee be charged to any member or subscriber enrolled through Executive Call Centers, Executive shall receive five dollars ($5.00) for each enrollment/application fee for which there is at least $20 in Application Fee Override, as defined below, except that with respect to enrollment/application fees received from Global Med Plans, Executive shall receive four dollars ($4.00) per enrollment/application. “Application Fee Override” shall be defined as the amount of the enrollment/application fee left over after all other parties, except for AGI and Executive, have been paid their contracted portion of the enrollment/application fee.

Illustration.  If the Net Sales Price of an “Insurance Carrier ABC” product sold by Executive Call Center is two hundred dollars ($200.00) per month, and there are twenty dollars ($20.00) in non-commissionable fees on that product, Executive would be entitled to two percent (2%) of one hundred eighty dollars ($180.00), equaling an incentive bonus of three dollars and sixty cents ($3.60) per member.  Executive would receive Incentive Bonus monies for April during the first pay period of May 2009.

(c)
Amacore-Branded Insurance Products.  Executive shall receive four percent (4%) of the Net Sales Price of Amacore-branded insurance product sales made through Executive Call Centers.  For the purposes of this Section, “Net Sales Price” shall mean the retail price of the Amacore-Branded Insurance products sold by Executive Call Centers, net of any cash refunds to members, charge backs, non-commissionable fees, and credits from preceding months. Incentive Bonus revenue for Amacore-Branded Insurance Products, subject to the provisions of this Agreement, shall be paid to Executive on an ongoing basis for so long as AGI or Company derives revenue from the applicable program and Executive Call Center.    Further, should an enrollment/application fee be charged to any member or subscriber enrolled through Executive Call Centers, Executive shall receive five dollars ($5.00) for each enrollment/application fee for which there is at least $20 in Application Fee Override, as defined below, except that with respect to enrollment/application fees received from Global Med Plans, Executive shall receive four dollars ($4.00) per enrollment/application. “Application Fee Override” shall be defined as the amount of the enrollment/application fee left over after all other parties, except for AGI and Executive, have been paid their contracted portion of the enrollment/application fee.

Illustration.  If the Net Sales Price of Amacore’s branded insurance product “SmartHealth Basic” sold by Executive Call Center is thirty dollars ($30.00) per month, Executive would be entitled to four percent (4%) of thirty dollars ($30.00) equaling an incentive bonus of one dollar and twenty cents ($1.20) per member. Executive would receive Incentive Bonus monies for April during the first pay period of May 2009.

(d)
Executive Managed Sub-Producer Call Centers.  The Parties agree that there are Executive Managed Sub-Producer Call Center relationships that precede this Agreement (“Current Sub-Producers”).  Incentive Bonus compensation due Executive for Current Sub-Producers shall be documented on Exhibit A to this Agreement.  The Parties agree that all Current Sub-Producers, and their attendant compensation is detailed on Exhibit A to this Agreement.  The Parties also agree that there will be Executive Managed Sub-Producer Call Center relationships that develop following execution of this Agreement (“Future Sub-Producers”).  For Future Sub-Producers, compensation due Executive shall be ten percent (10%) of AGI Product Net Profit or Product Net Commission, as defined below, whichever is applicable, Whether for Current Sub-Producers or Future Sub-Producers, Incentive Bonus Compensation due Executive shall be determined:

i.
for Amacore-branded products, based on AGI’s Product Net Profit, which shall be defined as the Net Sales Price charged to the consumer, less ACTUAL provider/carrier product cost(s) CHARGED TO AMACORE BY PROVIDER/CARRIER, commissions paid to brokers and/or Sub-Producers, refunds to the consumer, charge backs, and non-commissionable fees.  The Parties understand and agree that it is in their mutual best interest with regard to the competitiveness of their pricing structure and attractiveness of AGI programs in the marketplace to keep non-commissionable fees as low as possible.

ii.
and, for insurance carrier products or products offered by third parties, based on AGI’s Product Net Commission, which shall be defined as the total revenue received from a provider/carrier for a sale, enrollment, or subscription, whichever may be applicable.

AGI and Company reserve the right to adjust AGI product costs and/or non-commissionable fees based on changes in carrier or provider pricing, or when market conditions necessitate.  AGI and Company shall consult with Executive in advance of any adjustment to AGI product costs and/or non-commissionable fees for programs sold through Executive Managed Call Centers or Sub-Producers.. Further, should an enrollment/application fee be charged to any member or subscriber enrolled through Executive Call Centers, Executive shall receive five dollars ($5.00) for each enrollment/application fee for which there is at least $20 in Application Fee Override, as defined below, except that with respect to enrollment/application fees received from Global Med Plans, Executive shall receive four dollars ($4.00) per enrollment/application. “Application Fee Override” shall be defined as the amount of the enrollment/application fee left over after all other parties, except for AGI and Executive, have been paid their contracted portion of the enrollment/application fee.

(e)
Other Sales.  Any product or service sales through Executive Call Centers, Executive Sub-Producer Call Centers, or through Executive not herein defined shall be determined by written agreement between the Parties.  Prior to the execution of this Agreement, Executive shall disclose to AGI any commission or fee agreement or commission or fee arrangement with any employee, broker, consultant, sub-producer, marketer, call center, or other third party for any products sold by Company.

(f)
Non-Commissionable Fees.  AGI and Company agree that the amounts of any non-commissionable fees applied to any products sold by Executive Call Centers shall be the same amounts of any non-commissionable fees applied to all other marketers or other entities contracted with or otherwise engaged by AGI, the Company or any affiliate thereof to sell insurance carrier products and/or Amacore-branded products.

(g)
Vesting.  Executive’s Incentive Bonus Compensation shall be subject to a limited vesting as follows:  (i) should this Employment Agreement remain in effect for at least one (1) year, Incentive Bonus Compensation shall be vested for a total vested period of six (6) months; (ii) should this Employment Agreement remain in effect for at least two (2) years, Incentive Bonus Compensation shall be vested for a total vested period of twelve (12) months; (iii) should this Employment Agreement remain in effect for a period of three (3) years, Incentive Bonus Compensation shall be vested for a total vested period of eighteen (18) months.

(h)
Accounting. Executive shall have ongoing access to provider/carrier product cost(s) charged to AGI by provider/carriers, commissions paid to brokers and/or Sub-Producers, and non-commissionable fees.  If a discrepancy shall be discovered indicating that AGI has overpaid or underpaid Executive, then AGI and Executive shall work to immediately address the discrepancy.

(i)
Complete Compensation.  The salary, benefits, and Incentive Bonus Compensation described in this Agreement shall be the sole compensation derived by Executive for services under this Agreement or for any product, service, data, or other property related to AGI or the Company, exclusive of payments related to the sale by Executive of the Company to AGI.  Further, Executive shall not, and shall not permit Company’s employees to, absent written agreement by AGI, sell, transfer, or otherwise give any AGI data or leads to any third party.

SECTION 5:  Disability and Death.

(a)
Upon the disability, as defined in subparagraph 5(b) hereof, of Executive during the Employment Period, Company may, in its sole discretion, terminate Executive's employment; provided that if the Company elects to so terminate Executive's employment, Executive shall be entitled to receive,  immediately upon such termination in a lump sum payment, (i) accrued but unpaid salary, (ii) expense reimbursement, (iii) accrued but unpaid Incentive Bonus Compensation,  and (iv) an amount from the Company monthly which, when added to the amount received by the Executive from any disability policy in effect for the Executive at the time of his disability will equal the Executive's salary for a twelve (12) month period following the date of disability termination, as if the disability termination had not occurred. In addition, on an ongoing basis consistent with the payment amounts and payment terms detailed herein, AGI shall pay to Executive any Incentive Bonus Compensation, as herein defined, vested as of the date of Executive’s disability termination, for the number of months vested as of the date of Executive’s disability termination. Provided, however, in the event Executive partially perform and discharge the duties previously performed by him for Company, nothing herein shall prevent the Executive from continuing his duties in a part-time capacity, at a level of Compensation to be determined at that time.

(b)
For purposes of this Agreement the term "disability" shall mean Executive's inability to continue to materially and substantially perform and discharge the duties previously required of him on behalf of the Company for an aggregate period exceeding three (3) consecutive months within any twelve (12) month consecutive period.

(c)
In the event that Company intends to terminate the employment of Executive because of disability, Company shall give the Executive no less than thirty (30) days’ prior written notice of its intention to terminate Executive’s employment.  In the event that Executive denies that he is disabled from performing the material functions of his job, and there is a dispute between the Parties as to what constitutes a disability, such dispute shall be finally determined by a physician mutually agreed upon by Executive and Company. If a mutually acceptable physician cannot be selected, such designations shall be made by Executive and Company each choosing a physician, which shall then mutually select a third physician (collectively called the "panel"). The panel's determination shall be made by majority vote and such determination shall be deemed binding and conclusive. The Parties agree to fully cooperate with whatever procedures and examinations may be required in order to allow the panel to make its determination.

(d)
Upon the death of Executive, this Agreement shall automatically terminate. Executive’s legal representative shall be entitled to receive, immediately upon such termination, in a lump sum payment, accrued but unpaid salary, expense reimbursement and Incentive Bonus Compensation payable to Executive as of the date of Executive’s death,  In addition, on an ongoing basis consistent with the payment terms detailed herein, AGI shall pay to Executive’s legal representative the Base Salary, Second Year Base Salary and Third Year Base Salary not previously paid to Executive, as well as Incentive Bonus Compensation, as herein defined, for a period of twelve (12) months commencing on the date of Executive’s death.  In said circumstance, no additional vested Incentive Bonus Compensation shall be payable.

SECTION 6:  Termination of Employment.

(a)
In the event of (i) termination of this Agreement by Executive not for cause, (ii) resignation of Executive not for cause, (iii) material failure in office by Executive in the performance of his duties hereunder after notice and a reasonable time to cure, which shall be no less that thirty (30) days, (iv) material breach by Executive of the material covenants and conditions set forth herein this Agreement after notice and a reasonable time to cure, which shall be no less that thirty (30) days, or (v) if Executive is unwilling to carry out the duties reasonably assigned to him by the Company in any material respect, which duties are consistent with duties generally assigned and/or expected of him (items (i) through (v) above shall hereinafter be referred to as "Termination for Cause"), the Company and AGI may terminate this Agreement by giving two (2) weeks prior written notice to Executive identifying the cause of termination and specifying the effective date of such termination, which effective date shall be no less than thirty (30) days from the date such notice is received by Executive. If Executive is subjected to Termination for Cause, then such "cause" shall be specified in such notice and Executive shall be afforded thirty (30) days to cure such breach, if such breach is capable of being cured. On the effective date of termination, Company shall pay to Executive the aggregate of (i) accrued but unpaid expenses, if any; (ii) accrued but unpaid Incentive Bonus Compensation, if any; (iii) vacation pay, if any; and (iv) the salary compensation which would have been paid to Executive through the date of termination. Furthermore, in that event any warrants to be issued pursuant to this Agreement, and any options granted pursuant to plans then applicable to Executive which have not then vested shall be forfeited as of the effective date of termination.  Additionally, any Incentive Bonus Compensation which would have been due Executive following the effective date of termination and any Vested Bonus Compensation due Executive under this agreement shall be voided in the event of a Termination of Executive by Amacore for Cause.

(b)
Subject to the cure period herein defined, Executive may terminate this Agreement by giving two (2) weeks written notice to the Company and AGI in the event of a termination by Executive “for Cause”, as  hereinafter defined.  For purposes of this Agreement, "for Cause" shall mean:

(i)
the assignment to Executive of any duties materially inconsistent with Executive’s position (including title and reporting requirements, authority, duties or responsibilities as contemplated by Section 2 of this Agreement), and AGI’s requirement of Executive to perform said duties following written objection by Executive to the duties assigned by AGI, or material diminution in Executive’s title and authority following written objection by Executive to the alleged diminution of Executive’s title and authority,  For the purposes of this section, actions not taken in bad faith and which are remedied by the Company or AGI promptly after receipt of written notice thereof given by the Executive shall not constitute grounds for “for Cause termination by Executive; or

(ii)
a Change of Control of AGI. For purposes hereof a Change of Control shall be defined as (i) the sale, lease or other transfer of all or substantially all of the assets or of the Company or AGI other than to an affiliate or wholly-owned subsidiary thereof (ii) the consummation or adoption of  a plan relating to the liquidation or dissolution of the Company or AGI (iii) the merger of the Company  or AGI into another entity, the effect thereof is that after such transaction the shareholders of the Company own less that fifty percent (50%) of the common stock of the Company , or (iv) the sale of all of the commons stock of the Company other than to an affiliate or wholly-owned subsidiary; or

(iii)
the failure of AGI, absent consent by Executive, to make any payment due under Section 3 (a) of this Employment Agreement within fifteen (15) days of the due date of any such payment or any payment due under Section 4 of this Employment Agreement within fifteen (15) days of the due date.  Payments made to Executive which are more than five (5) business days late shall be subject to interest at a rate of fifteen percent (15%) per annum; or

(iv)	Failure of AGI to fully comply with the material terms of this Agreement.

Any breach of this Agreement under the terms of Section 6(b)(i), 6(b)(ii), 6(b)(iii), and 6(b)(iv) shall not be deemed a breach absent written notice, as provided in Section 8, provided to AGI detailing the alleged breach, followed by a fifteen (15) day cure period during which time AGI may attempt to cure the alleged breach.  Should the alleged breach not be satisfactorily cured, Executive shall be entitled to terminate for breach.

(c)`
Following the applicable cure period, on the effective date of termination by the Executive for Cause, or of AGI termination of Executive not for cause, AGI shall pay to Executive the aggregate of (i) accrued but unpaid expenses, if any (ii) accrued but unpaid bonuses, if any; (iii) vacation pay, if any, (iv) any accrued salary through the date of termination, and (v) any accrued Incentive Bonus Compensation through the date of termination. In addition, from and after the termination date AGI shall continue to pay to Executive the salary that he would have received until the expiration of the Employment Period.  Further, AGI shall pay Executive eighteen (18) months of Incentive Bonus Compensation, as herein defined, vested as of the date of termination by Executive for Cause, or AGI’s termination of Executive not for cause  Further, AGI shall continue to pay Executive’s health insurance costs until the expiration of the Employment Period.  Furthermore, in that event any warrants to be issued pursuant to this Agreement, and any options granted pursuant to plans then applicable to Executive which have not then vested shall be immediately vested. The Executive shall not be required to take any action to mitigate the amount of any payment provided in this paragraph by seeking other employment.  AGI shall have the right to legally challenge Executive’s termination of this Agreement “for Cause”, including the validity of its curative efforts, provided such legal challenge is brought within six (6) months of Executive’s termination “for Cause”.  The provisions of this Section 6(c) shall be null and void and unenforceable against AGI or Company if, either through written acknowledgement by Executive, or by the final adjudication of a third party trier of fact that the cause for which Executive terminated the Agreement, and the manner, notice, and timing of the termination, did not meet the standard herein defined as “for Cause” and/or AGI’s curative actions with the alleged breach of the Agreement were satisfactory to cure the alleged breach.

(d)
In the event Executive resigns or is terminated as an employee of the Company and AGI, Executive hereby agrees that his position(s) as officer and director of the Company, if any, shall automatically end as of the date of his resignation or termination of employment.

(e)
Executive agrees, upon termination of his employment with the Company and AGI for any reason whatsoever, to return to Company and AGI upon their request all records and other property (whether on paper, computer discs or other form), copies of records and papers belonging or pertaining to Company and AGI.

SECTION 7: Non Competition, Non Solicitation and Confidentiality.

(a)
The Parties recognize and acknowledge that in the performance of Executive’s duties, and in the performance of this Agreement, Executive will acquire certain trade secrets, confidential information and information concerning customer or client relationships of Company and AGI.  Executive further acknowledges that considerable secret and private knowledge, information and know-how related to, and concerning, accounts, customers, locations, commission structure, financial information, business affairs, processes, methods, work-product, information, relationships, pricing, and dealings of Company and AGI, are a valuable and basic business property right of Company and AGI, and that the same are information and knowledge not generally known in the public domain.  The Parties recognize and do hereby acknowledge, that the maintenance of secrecy and privacy concerning these matters is absolutely essential, and are of the utmost importance to the business affairs, value, effectiveness and continuing viable business status of Company and AGI, which the Parties recognize as a legal property right of Company and AGI.  The Parties recognize, and do hereby acknowledge, that the disclosure of the same to other persons, whether within Company’s and AGI’s organization or otherwise, will irreparably and substantially cause considerable financial and other loss, detriment and damage to Company and AGI.  The Parties hereto recognize and do hereby acknowledge that the appropriation or collection for future use, whether directly or indirectly, of the trade secrets, confidential information, information concerning customer or client relationships, pricing, fees, commission structure, processes or accounts of business information of Company and AGI would also cause financial loss, detriment or damage to Company and AGI.  The Parties agree that such confidential information and trade secrets will be solely and strictly used for its sole benefit and not in competition with or to the detriment of Company and AGI, directly or indirectly, by Executive, or any of his agents, servants, future employees or future employers. Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by a person otherwise bound to the provisions hereof, or any person bound by a duty of confidentiality or similar duty owed to the Company.

(b)
Executive agrees that, during the term of this Agreement, Executive shall not be employed by, or provide services, whether paid or unpaid, as a director, consultant, manager, advisor, or other provider of services, to any call center not owned or operated by AGI.

(c)	Executive agrees that, during the term of this Agreement, and for a period of one (1) year thereafter, Executive shall not directly or indirectly:

(i)	Solicit or induce any individual, corporation or other entity which is a client or customer of Company or AGI in an attempt to:

(1)
enter into any business relationship with a client or customer of Company or AGI if the business relationship is competitive with any aspect of Company’s business or AGI’s business in which Executive worked during the one (1) year period preceding termination of employment; or

(2)	reduce or eliminate the business such client or customer conducts with Company or AGI; or

(ii)	Solicit or induce any person who has been a Company or AGI employee within the one (1) year period prior to the date of termination of Executive’s employment:

(1)	to cease working for Company or AGI; or
(2)	to refrain from beginning work for Company of AGI.

(d)
During the term of this Agreement, and for a period of one (1) year thereafter, Executive covenants and agrees that, except as required by the proper performance of his duties for Company and AGI, he shall not divulge, transfer, or derive any compensation or remuneration beyond the scope of this Agreement from any Confidential Information or Trade Secrets concerning any Company or AGI clients, customers, employees, to any other person. For purposes of this Agreement, “Confidential Information” shall mean information not generally known by Company’s competitors and AGI’s competitors in the insurance business, including but not limited to the following information about Company and AGI: its financial affairs, sales and marketing strategy, acquisition plan, pricing and costs, its customers’ names addresses, telephone numbers, contact persons, staffing requirements, margin tolerances regarding pricing, and the names, addresses, telephone numbers, skill sets, availability and wage rates of its personnel.  “Trade Secrets” shall mean information in which the Company and AGI takes measures to keep secret and that gives Company and AGI an advantage over its competitors, and includes but is not limited to: accounts, customers, location, fees, member data in any form, providers, networks, carriers, commission structure, financial information, business affairs, processes, methods, work-product, information, relationships, pricing, contracts, and dealings of Company and AGI.

(e)
Executive recognizes that irreparable damage will result to Company and AGI in the event of the violation of any covenant contained in this Section 7 and Executive hereby agrees that in the event of such violation, Company and AGI, in addition to and without limiting any other remedy or right that it may have, shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such violations by him.  In furtherance of the foregoing, Executive hereby waives any and all defenses he may have on the ground of the lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of the foregoing right shall not preclude any other rights and remedies at law or in equity that Company and AGI may have.

(f)
The provisions of this Section 7 shall be null and void and unenforceable against Executive if his employment is terminated by Amacore without cause or Executive terminates his employment “for cause”, unless a final adjudication of a third party trier of fact, at the initiation of Amacore, from which no appeal may be taken, that the cause for which Executive terminated the Agreement, and the manner, notice, and timing of the termination, did not meet the standard herein defined as “for Cause”.

SECTION 8: Notices

(a)
All notices, requests, demands, deliveries and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, postage prepaid, registered or certified mail, return receipt requested to the Parties at the addresses (or at such other address for a party as shall be specified by like notice) hereinafter specified:

If To Executive:
Mr. Howard Knaster
555 SW 12th Avenue, Suite 107 & 120
Pompano Beach, FL 33076

If To Company:
US Health Benefits Group, Inc.
US Healthcare Plans, Inc.
On The Phone, Inc.
555 SW 12th Avenue, Suite 107 & 120
Pompano Beach, FL 33076

If To AGI:
The Amacore Group, Inc.
485 N. Keller Rd. Suite 450
Maitland, FL. 32751
Attention: Guy Norberg

SECTION 9: Miscellaneous Provisions

(a)
Waiver. The failure of either party at any time or times to require performances of any provision hereof shall in no manner effect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(b)
Governing Law.  This Agreement shall be governed by the laws of Broward County in the State of Florida, which shall have exclusive jurisdiction over, and shall be the venue for, any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision.

(c)
Complete Agreement.  This Agreement constitutes the complete and exclusive agreement between the Parties hereto which supersedes all proposals, oral and written, and all other communications between the Parties relating to the subject matter contained herein.

(d)
Severability.  If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(e)
Executors, Administrators, Successors and Assigns.  This Agreement may not be assigned, transferred or otherwise inure to the benefit of any third person, firm or corporation by operation of law or otherwise, without the written consent by the other party hereto, except as herein specifically provided to the contrary.

(f)	Modification. This Agreement may only be amended, varied or modified by a written document executed by the Parties hereto.

(g)
Further Instruments.  The Parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

(h)	Key Man Life Insurance. AGI and or Company shall keep in place a key man life insurance policy of $4,000,000.00 during the term of this Agreement, listing AGI as the beneficiary of said policy.

(i)	Successors. For the purposes of this Agreement, wherever reference is made to AGI and/or Company, that reference shall include their successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the date first written above.

By: /s/ Howard Knaster	June 10, 2009
Howard Knaster	Date

The Amacore Group, Inc.,
A Delaware corporation

By: /s/ Jay Shafer	June 10, 2009
Jay Shafer, CEO	Date
(“Effective Date”)

US Health Benefits Group, Inc.,
A Florida corporation

By: /s/ Jay Shafer	June 10, 2009
Jay Shafer	Date

US Healthcare Plans, Inc.,
A Florida corporation

By: /s/ Jay Shafer	June 10, 2009
Jay Shafer	Date

On The Phone, Inc.,
A Florida corporation

By: /s/ Jay Shafer	______________________
Jay Shafer	Date

EXHIBIT A
Executive Call Centers & Executive Sub-Producer Call Centers

This Exhibit “A”, and the details contained herein, shall relate to the Employment Agreement executed by and between AGI, Company, and Executive, and shall be incorporated fully as part of that Agreement.

SECTION 1: Executive Call Centers

(a)           Executive Call Centers shall be defined as follows:

(i)           N/A

SECTION 2: Executive Sub-Producer Call Centers

(a)           Executive Sub-Producer Call Centers shall be defined as follows:

(i)            Global Med Plans (Jarred Schumer & Chuck Moskowitz)

1.
Executive bonus compensation paid on this Sub-Producer Call Center shall be ten percent (10%) of the Product Net Price/Product Net Commission, whichever is applicable, as defined in the Employment Agreement.

(ii)            CCDS American Health Plans (Canada office) (Sonny and Wes)

1.
Executive bonus compensation paid on this Sub-Producer Call Center shall be ten percent (10%) of the Product Net Price/Product Net Commission, whichever is applicable, as defined in the Employment Agreement.

(iii)            Secured Health Plans (Joe Safina)

1.
Executive bonus compensation paid on this Sub-Producer Call Center shall be ten percent (10%) of the Product Net Price/Product Net Commission, whichever is applicable,  as defined in the Employment Agreement.

(iv)            HMD Group (Dave Polesne)

1.
Executive bonus compensation paid on this Sub-Producer Call Center shall be ten percent (10%) of the Product Net Price/Product Net Commission, whichever is applicable, as defined in the Employment Agreement.

(v)           G & D Insurance (Charles Donisi)

1.
Executive bonus compensation paid on this Sub-Producer Call Center shall be ten percent (10%) of the Product Net Price/Product Net Commission, whichever is applicable, as defined in the Employment Agreement.